Exhibit 10.28

[*] The confidential portion has been omitted pursuant to a request for confidential treatment and the omitted material has been filed separately with the commission.

PERSONAL AND CONFIDENTIAL

January 4, 2010

Mr. Michael H. Shapiro

[*]

Dear Mike:

On behalf of Rexnord Industries, LLC, I am pleased to offer you the position of Chief Financial Officer, based in Milwaukee, Wisconsin. In this capacity, you will report directly to me. Your specific start date is still to be determined, but is expected to be no later than February 15, 2010. You will find the terms of this offer outlined below:

SALARY

This is an exempt position. Your bi-weekly salary will be $11,538.46, ($300,000 annualized). Exempt positions are on bi-weekly pay cycle. Associates are paid every other Friday by direct deposit. Exempt associates are paid current, meaning that the associate is paid for the current week of work and the week preceding it.

REXNORD MANAGEMENT INCENTIVE PLAN

Effective on your start date, you will be nominated to participate in the Rexnord Management Incentive Plan “MICP” for fiscal year 2010 at a target bonus of 50%. Your participation in the 2010 plan will be pro-rated based on your full calendar months of employment during the 2010 fiscal year. Bonus payments are normally made in June, following the end of the Company’s fiscal year, (April 1 through March 31).

REXNORD SHARE OPTION PLAN

You have been selected to participate in the Rexnord Holdings, Inc. Stock Option Plan. You are eligible to receive a grant of 45,000 stock options. This benefit is designed to retain and reward executives for value creation. All stock option awards are subject to Board approval.

AUTOMOBILE ALLOWANCE

This position includes an automobile allowance which is equal to $1,184 per month. This benefit allowance is intended to be all-inclusive for insurance, maintenance, gas, lease amounts and other costs.

RELOCATION

You will be eligible for relocation benefits in accordance with the Rexnord Relocation Policy. This policy includes the movement of household effects, the payment of one months’ salary for miscellaneous expenses and payment for certain itemized closing costs. This policy requires that you agree to the terms and conditions stated in the “Relocation Payback Agreement” in order to receive relocation reimbursement.

P 414-643-2344
F 414-643-3269
E todd.a.adams@rexnord.com

Rexnord Industries, LLC
Corporate Headquarters
4701 West Greenfield Avenue
Milwaukee, WI 53214 www.rexnord.com

January 4, 2009

Mr. Michael H. Shapiro

[*]

SAVINGS PLAN & RETIREMENT PROGRAM

Effective 30 days after start, you will be enrolled in the Rexnord 401k savings program with 3% of your earnings contributed to the plan each pay period. Should you choose to decline this automatic contribution, you will be required to contact the 401k plan administrator. You can elect to contribute up to 75% of your pay. Rexnord will match 50% of the first 8% of associate contributions.

ASSOCIATE HEALTH AND INSURANCE PLANS

You will be eligible for the following comprehensive health and insurance plans, which are detailed in the enclosed information. These benefits will become effective the first day of the month following your start date.

•	The Rexnord Medical, Dental and Vision Plans

•	Noncontributory life insurance at one times your base pay. Additional coverage including dependent life, may be purchased at attractive rates.

•	Long-term and short-term disability insurance

VACATION

You will be eligible for four weeks (20 days) per annum, in accordance with our vacation policy. Unused vacation may not be carried over from one year to the next.

CONDITIONS OF THIS OFFER

This offer is a description of employment and should not be construed as a contract, agreement or commitment of employment by Rexnord Industries, LLC for any particular period of time or to limit in any way the right of Rexnord Industries, LLC, or yourself to terminate your employment at will. This agreement supersedes and rescinds any and all employment agreements with Rexnord Industries, LLC, whether verbal, written or otherwise expressed or implied. Termination of employment shall not relieve you of any obligations contained in the attached Confidentiality Agreement, which continues In force and effect after the termination of your employment.

In order to comply with the Immigration Reform Control Act of 1986, Rexnord Industries, LLC Is required to determine your eligibility to work in the United States. Therefore, please provide identification sufficient to establish your authorization status. This identification may include, but is not limited to the following: a valid United States Passport, alien registration card with photograph, or any two (2) of the following:

•	Original Social Security Card,

•	Valid Driver’s License or State ID Card per the Employment Eligibility Verification, (I-9) form

If you have additional questions regarding acceptable documentation for Employment Eligibility Verification, you can visit the Department of Homeland Security at http:/uscis.gov/graphics/formsfee/forms/files/i-9.pdf

P 414-643-2344
F 414-643-3269
E todd.a.adams@rexnord.com

Rexnord Industries, LLC
Corporate Headquarters
4701 West Greenfield Avenue
Milwaukee, WI 53214 www.rexnord.com

January 4, 2009

Mr. Michael H. Shapiro

[*]

This offer is contingent upon the following:

•	Our receipt of satisfactory employment references and background check

•	A satisfactory drug test result to be completed within 48 hours of acceptance of this offer

•

You not having entered into a signed agreement with a previous employer that contains a noncompetition clause that might affect your ability to accept employment with Rexnord, Industries, LLC. If you have entered into such an agreement, you need to forward a copy of the agreement to my attention prior to any further action on this offer.

•	Completion of the Confidentiality Agreement. This document must be endorsed as a condition of employment before becoming employed.

Mike, we are excited to have you join the Rexnord Team. We are certain Rexnord will offer the level of challenge needed to provide you with a rewarding career.

Assuming your acceptance of this offer, please sign in the space below and return this document to me within five (5) business days. You may fax this to me at 414-643-3269 or send via e-mail to todd.a.adams@rexnord.com.

Once again, Mike, welcome to Rexnord!

Sincerely, Rexnord Industries, LLC

/s/ Todd A. Adams
Todd A. Adams President & CEO

Enclosures: Confidentiality Agreement, Benefits Overview, Vacation Policy, Holiday Policy, Holiday Schedule 2010, Drug Screen Instruction Memo, Authorization for Consumer Reports

Offer accepted:

/s/ Michael H. Shapiro
Michael H. Shapiro

2/1/10
Date

P 414-643-2344
F 414-643-3269
E todd.a.adams@rexnord.com

Rexnord Industries, LLC
Corporate Headquarters
4701 West Greenfield Avenue
Milwaukee, WI 53214 www.rexnord.com